Exhibit 99.1

Senomyx Announces FOURTH Quarter

AND FULL YEAR 2015 Financial Results

SAN DIEGO, CA – March 3, 2016 – Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients for the food, beverage, and ingredient supply industries, today reported financial results for the fourth quarter and year ended December 31, 2015. Revenues for 2015 were $24.9 million and the Company ended 2015 with $23.0 million in cash and highly liquid investments.

“Senomyx is starting 2016 well-positioned for continued commercial growth and R&D progress,” stated John Poyhonen, President and Chief Executive Officer of the Company. “Importantly, our flavor ingredient Sweetmyx® S617 was first commercialized by PepsiCo and made available to consumers in the fourth quarter of 2015. In addition, our direct sales efforts continue to build momentum with additional flavor house wins,” Poyhonen commented.

“2016 is a pivotal year for Senomyx with the R&D funding period of our Sweet Taste Program collaborations coming to their natural conclusion this summer. There continues to be significant interest in the reduction of calories in foods and beverages driven by many factors including the global increase in obesity and diabetes rates and recently issued government dietary guidelines. Based on these tailwinds, we are actively pursuing potential new collaborative relationships for our Sweet Taste Program,” Poyhonen elaborated.

“From a research and development perspective, we made meaningful advances in our natural high intensity, zero calorie sweetener discovery program last year. Our R&D team has identified multiple novel sweeteners from certain plant sources known to have a sweet taste. During the second half of the year, we prioritized our natural sweetener lead candidates and completed our internal evaluations of their performance. Several of these natural sweetener candidates have met our internal stability and solubility requirements. Our next step is further characterization of the taste profile and continued investigation of potential manufacturing scale-up routes. We remain optimistic that we will identify a commercially viable natural high intensity sweetener with competitive advantages to currently available sweeteners, although the discovery and development timeline is uncertain,” Poyhonen stated.

“Senomyx’s direct sales team continues to make progress marketing our five Complimyx® brand flavor offerings to leading flavor companies,” stated Sharon Wicker, Senior Vice President and Chief Commercial Development Officer. “Since our last quarterly update, three new wins have been reported for our flavor ingredients by our flavor house customers, increasing the total to ten. A ‘win’ occurs when a flavor company is awarded new business by a consumer products company, which in our case is a flavor system that incorporates a Complimyx flavor ingredient,” Wicker concluded.

In management news, Guy Servant, Ph.D., has been promoted from Executive Director to Vice President, Biology. Dr. Servant performed his undergraduate and graduate studies at the University of Sherbrooke (Canada) and obtained a Ph.D. in Pharmacology in 1996. Dr. Servant performed postdoctoral research in molecular pharmacology at the University of California, San Francisco, where he pioneered approaches to study the spatiotemporal aspect of receptor signaling. Dr. Servant joined Senomyx in 2000 to apply his knowledge of receptor signaling, cell biology, and pharmacology to create new assays allowing the identification of novel flavor ingredients. Over the last 15 years, Dr. Servant has managed several groups and programs, including the Assay Development and High-Throughput Screening departments, as well as the Company’s Sweet Taste Program. His efforts have led to more than 50 scientific publications and issued patents. “We are appreciative of Guy’s many contributions that have been instrumental in advancing the Company from basic research to commercialized products,” Poyhonen concluded.

2015 Financial Results:

Development revenues were $17.8 million and $21.8 million for the years ended December 31, 2015 and 2014, respectively. The $4.0 million decrease in development revenues from 2014 to 2015 primarily reflects a $2.8 million decrease in license fee revenues from our Sweet Taste Program collaboration with PepsiCo due to an extension of the service period over which the related upfront license fee is being recognized. There was no impact on cash flow or operations as the reduced license fee revenue is related to $30 million of upfront payments made in 2010. Additionally, development milestone revenues of $1.8 million in 2014 decreased to zero in 2015. Partially offsetting the decreases in license fee and development milestone revenues was a $713,000 increase in research funding revenues related to our Sweet Taste Program collaborations.

Commercial revenues increased to $7.0 million in 2015 from $5.8 million in 2014. The improvement primarily resulted from a $3.8 million increase in revenues related to products from our Sweet Taste Program. Commercial revenues in 2015 included $2.0 million in non-recurring milestone payments, including $250,000 in the fourth quarter. The increase was partially offset by a $2.6 million decrease in royalties related to our Savory Taste Program due to the conclusion of a collaboration agreement at the end of 2014, whereby we regained all rights previously licensed under this collaboration.

Research, development and patents expenses, including stock-based compensation expenses, decreased to $24.1 million in 2015 from $26.6 million in 2014. This $2.5 million decrease was primarily attributable to lower expenses related to lab supplies, personnel, facilities and outsourcing. Selling, general and administrative expenses, including stock-based compensation expenses, were $12.8 million in 2015 compared to $12.6 million in 2014.

The net loss was $12.6 million in 2015 compared to $12.2 million in 2014.

Financial Review and Outlook:

“2015 financial results were generally in line with management expectations and the financial guidance provided in October last year,” stated Tony Rogers, Senior Vice President & Chief Financial Officer. “Our primary financial objectives going into 2015 were to grow commercial revenues and control spending to end the year with more than $20 million in cash. Commercial revenues increased to $7 million for the year and we ended the year with $23 million in cash. We anticipate further growth in commercial revenues in 2016, but we have limited control over the timing and magnitude of this growth. Furthermore we are actively pursuing potential new collaborative relationships for our Sweet Taste Program. The financial terms, scope and timing of the potential collaborations is uncertain and dependent on multiple factors. In terms of expenses, we believe investing in research and development will continue to yield compelling results that will support long-term commercial revenue growth. In 2016, we expect a reduction in R&D and S,G&A expenses of approximately $1 million compared to 2015 primarily based on the full year benefit of certain cost reduction measures implemented in 2015, partially offset by increased outsourcing costs related to product candidate development. Based on the uncertainty associated with revenues, we are modifying our approach for financial guidance to generally focus on the near-term where we have better visibility,” Rogers concluded.

For the first quarter 2016, the Company expects:

●	Revenues to be at least $5.5 million, of which at least $1.4 million are commercial revenues; and
●	Net loss not to exceed $3.5 million or $0.08 per share.

Regarding the Company’s cash position, Senomyx ended the year with $23 million in cash and no debt, as well as $7.3 million in committed future development payments from collaborators. In addition, Senomyx will receive commercial payments and has the opportunity to earn milestone payments under its existing collaborations.

Conference Call:

Senomyx will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) Thursday, March 3, 2016 to discuss these financial results and provide an update on the Company. To participate in the live conference call, U.S. residents should dial (844) 825-0514, and international callers should dial (315) 625-6892, at least 10 minutes prior to the call start time. The conference ID for this call is 36344501.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.

About Senomyx, Inc. (www.senomyx.com)

Senomyx discovers novel flavor ingredients that allow food and beverage companies to create better-for-you products. Under its direct sales program, Senomyx sells its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages. In addition, Senomyx has partnerships with leading global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx's flavor ingredients. For more information, please visit www.senomyx.com.

Forward-Looking Statements:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected financial results and anticipated financial condition in 2016, statements regarding the anticipated funding we may receive under our collaborative agreements, whether the research under our natural sweet taste research program will be successful and lead to the commercialization of any new natural flavor ingredients and the anticipated timing and scope of commercial launch of products containing our flavor ingredients, whether by our collaborators or through our direct sales program. Risks that contribute to the uncertain nature of the forward-looking statements include: large companies, such as PepsiCo and Firmenich, are typically conservative when implementing changes to their branded products, and may not begin or expand their use of our flavor ingredients when expected or at all; we are substantially dependent on our current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients we may discover; we are dependent on our current and any future product discovery and development collaborators for our research and development funding; we have little experience in manufacturing, marketing, or selling flavor ingredients on a commercial scale and may not successfully implement our direct sales program; commercial launches of new or reformulated food, beverage and ingredient products incorporating our flavor ingredients may not occur when expected or at all; the commercial utility for a novel flavor ingredient that we develop may ultimately be more limited than we expected; the cost to manufacture and/or formulate any of our flavor ingredients into packaged food and beverage products may be higher than anticipated, which could discourage market entry and acceptance; and development activities for newer flavor ingredients may not demonstrate an acceptable safety profile or meet other commercialization criteria. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)
Contacts:

Financial	Investor Relations
Tony Rogers Senior Vice President & Chief Financial Officer	Megan Knight Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8430
tony.rogers@senomyx.com	megan.knight@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(unaudited)	(unaudited)
Revenues:
Development revenues	$4,463	$4,653	$17,838	$21,827
Commercial revenues	1,807	1,604	7,044	5,835
Total revenues	6,270	6,257	24,882	27,662

Operating expenses:
Cost of commercial revenues	208	200	638	644
Research, development and patents (including $596, $602, $2,233 and $2,575, respectively, of non-cash stock-based compensation)	5,774	6,325	24,085	26,627
Selling, general and administrative (including $743, $969,$3,037 and $3,606, respectively, of non-cash stock-based compensation)	3,250	2,837	12,849	12,578
Total operating expenses	9,232	9,362	37,572	39,849

Loss from operations	(2,962)	(3,105)	(12,690)	(12,187)

Other income	16	10	42	37

Net loss	$(2,946)	$(3,095)	$(12,648)	$(12,150)

Basic and diluted net loss per share	$(0.07)	$(0.07)	$(0.29)	$(0.29)

Weighted average shares used in computing basic and diluted net loss per share	44,472	43,362	43,968	42,612

Condensed Balance Sheets

(in thousands)

	December 31, 2015	December 31, 2014

Cash, cash equivalents and investments available-for-sale	$22,954	$28,738
Other current assets	6,287	5,588
Property and equipment, net	3,334	3,835
Total assets	$32,575	$38,161

Accounts payable, accrued expenses and other current liabilities	$5,303	$5,903
Deferred revenues	3,511	5,691
Deferred rent	2,445	870
Leasehold incentive obligation	1,792	2,139
Stockholders’ equity	19,524	23,558
Total liabilities and stockholders’ equity	$32,575	$38,161